Exhibit 99.1

Amedisys Releases Inaugural Environmental, Social and Governance (ESG) Report

BATON ROUGE, La., June 9, 2022 –Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice, personal care and high-acuity care, has released its first Environmental, Social and Governance (ESG) Report for the year 2021, detailing actions, achievements and goals in each critical area.

“We are in the early stages of mapping our progress with the goal of being a good corporate citizen and to act responsibly in the way we treat our patients, our employees, our communities and the environment that we all share,” stated President and CEO Chris Gerard. “We wholly embrace our responsibility to advance social and environmental causes for the betterment of our communities and commit to operating with the highest standards of compliance and ethics.”

Amedisys participated in an ESG materiality assessment with independent consultants to identify key topics and areas of opportunity to begin tracking and reporting on key performance indicators for each. A newly formed ESG committee, comprised of executives and senior management, will develop, implement and monitor these initiatives and policies.

Highlights from the report include Amedisys’ commitment to:

+	A strong system of independent governance to ensure the Company meets the high standards expected of a leading healthcare company

+	Create an open and inclusive place to work, with comprehensive benefits, personal and professional development and high clinical standards

+	Ensure a diverse and inclusive workplace free of discrimination and to build capacity and competency to manage it

+	Continue outperforming the industry in quality of patient care in all lines of business

+	Support our employees and patients through the Amedisys Foundation

+	Quantify our environmental impact to develop meaningful strategies to help combat climate change

+	Achieve net-zero GHG emissions from our operations no later than 2050

The report has been informed by the guidance of the Value Reporting Foundation’s Sustainability Accounting Standards Board (SASB) and is accessible on Amedisys’ investors site.

Contact:
Nick Muscato	Kendra Kimmons
Amedisys, Inc.	Amedisys, Inc.

Investor Relations	Media Relations
615.928.5452	225.299.3720
nick.muscato@amedisys.com	Kendra.kimmons@amedisys.com

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice, personal care and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; inpatient hospital, palliative, and skilled nursing facility (“SNF”) care in their homes; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 90,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees, in 549 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 445,000 patients in need every year, performing more than 11.5 million visits annually. For more information about the Company, please visit: www.amedisys.com.

Forward Looking Statements:

This press release contains information regarding our plans, goals, commitments and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties, and actual results may differ materially from those described therein, including any failure to meet stated goals and commitments in our ESG framework. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations; the impact of current and proposed federal, state and local vaccine mandates, including potential staff shortages; changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis; changes in Medicare and other medical payment levels; our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively; competition in the healthcare industry; changes in the case mix of patients and payment methodologies; changes in estimates and judgments associated with critical accounting policies; our ability to maintain or establish new patient referral sources; our ability to consistently provide high-quality care; our ability to attract and retain qualified personnel; our ability to keep our patients and employees safe; changes in payments and covered services by federal and state governments; future cost containment initiatives undertaken by third-party payors; our access to financing; our ability to meet debt service requirements and comply with covenants in debt agreements; business disruptions due to natural disasters or acts of terrorism, widespread protests or civil unrest; our ability to integrate, manage and keep our information systems secure; our ability to realize the anticipated benefits of acquisitions, investments and joint ventures; and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.